EXHIBIT 16

May 10, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated May 7, 2004, of Maxco, Inc. and are in agreement with the statements contained in the second and fourth paragraphs on page one therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/S/ Ernst & Young LLP